Filed pursuant to Rule 424(b)(3) and (c)
Registration No. 333-116155
Registration No. 333-96369
Prospectus Supplement
(to Prospectus dated November 21, 2005)
4,157,797 Shares
METRETEK TECHNOLOGIES, INC.
Common Stock
     This prospectus supplement supplements the prospectus dated November 21, 2005 of Metretek Technologies, Inc. relating to the offer and sale from time to time of up to 4,157,797 shares of our common stock by the Selling Securityholders identified in the prospectus.
     This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”
SELLING SECURITYHOLDERS
     The table of Selling Securityholders (the “Selling Securityholders”) is hereby amended as provided below. Solstice Capital Management, LLC, a Selling Securityholder listed in the prospectus, recently transferred its beneficial ownership of 4,839 shares of common stock to Yolande Jurzykowdki, which transferee was not specifically named in the prospectus. The table of Selling Shareholders in the Prospectus is hereby amended to include Yolande Jurzykowdki as a Selling Securityholder. The table below sets forth, as of the date of this prospectus supplement, the following information for this additional Selling Securityholder:
•	its name;

•	the number and percentage of shares of common stock beneficially owned; and
•	the number of shares of common stock that may be offered and sold from time to time under the prospectus.

Shares Beneficially
	Owned			Shares Beneficially Owned
	Prior to Offering			After Offering
Name of Selling			Number of Shares
Securityholder	Number	Percent	Offered (1)	Number	Percent

Yolande Jurzykowdki	4,839	*	4,839	0	*
_________________
* Represents beneficial ownership of less than 1%.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 5, 2006.